Exhibit 10.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

WISSAHICKON CREEK LLC,

as the Purchaser

and

FS INVESTMENT CORPORATION II,

as the Seller

Dated as of February 19, 2014

i

SCHEDULES AND EXHIBITS

Schedule I	-	Sale Portfolio List

Exhibit A	-	Form of Loan Assignment
Exhibit B	-	Form of Officer’s Purchase Date Certificate
Exhibit C	-	Form of Power of Attorney for Seller

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of February 19, 2014, by and between FS INVESTMENT CORPORATION II, a Maryland corporation, as the seller (the “Seller”) and WISSAHICKON CREEK LLC, a Delaware limited liability company, as the purchaser (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser has agreed to Purchase (as hereinafter defined) from the Seller from time to time, and the Seller has agreed to Sell (as hereinafter defined) to the Purchaser from time to time, certain Loans related thereto on the terms set forth herein;

WHEREAS, it is contemplated that the Loans Purchased hereunder may be Pledged by the Purchaser pursuant to the Loan and Servicing Agreement (as defined herein) and the related Transaction Documents, to the Collateral Agent, for the benefit of the Secured Parties; and

WHEREAS, the Seller agrees that all representations, warranties, covenants and agreements made by the Seller herein with respect to the Sale Portfolio (as defined herein) have been assigned by the Purchaser to the Collateral Agent for the benefit of the Secured Parties and, as such, shall also be for the benefit of any Secured Party.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Purchaser and the Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    General.    The specific terms defined in this Article include the plural as well as the singular. Words herein importing a gender include the other gender. References herein to “writing” include printing, typing, lithography and other means of reproducing words in visible form. References to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement or the Loan and Servicing Agreement (as hereinafter defined). References herein to Persons include their successors and assigns permitted hereunder or under the Loan and Servicing Agreement. The terms “include” or “including” mean “include without limitation” or “including without limitation”. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Article, Section, Schedule and Exhibit references, unless otherwise specified, refer to Articles and Sections of and

Schedules and Exhibits to this Agreement. References to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Loan and Servicing Agreement, provided that, if, within such definition in the Loan and Servicing Agreement a further term is used which is defined herein, then such further term shall have the meaning given to such further term herein.

Section 1.2    Specific Terms.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Agreement” means this Purchase and Sale Agreement, as the same may be amended, restated, waived, supplemented and/or otherwise modified from time to time hereafter.

“Available Collections” means all cash collections and other cash proceeds with respect to any Loan, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition (in part or in whole) with respect to such Loan, cash proceeds or other funds received by the Seller or the Collateral Manager with respect to any Underlying Collateral (including from any guarantors).

“Early Termination” has the meaning specified in Section 8.1.

“Facility Financing Statements” has the meaning specified in Section 3.1(iv).

“Indemnified Amounts” has the meaning specified in Section 9.1(a).

“Indemnified Party” has the meaning specified in Section 9.1(a).

“Loan and Servicing Agreement” means that certain Loan and Servicing Agreement, dated as of the Closing Date, by and among the Purchaser, as the Borrower, Wells Fargo Securities, LLC, as the Administrative Agent, each of the Conduit Lenders and Institutional Lenders from time to time party thereto, each of the Lender Agents from time to time party thereto and Wells Fargo Bank, National Association, as the Collateral Agent, as the Account Bank and as the Collateral Custodian, as such may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof.

“Loan” means any loan listed on Schedule I hereto, as the same may be amended, supplemented, restated or replaced from time to time, and all accounts, payment intangibles, instruments and other property related to the foregoing.

“Loan Assignment” means a Loan Assignment executed by the Seller and accepted by the Purchaser, substantially in the form of Exhibit A attached hereto.

“Portfolio Assets” means all Loans owned by the Seller, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Seller in and to:

(a)      any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loans;

(b)      all rights with respect to the Loans to which the Seller is entitled as lender under the applicable Underlying Instruments;

(c)      any Underlying Collateral securing a Loan and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(d)      all Required Loan Documents, the Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(e)      all Insurance Policies with respect to any Loan;

(f)      all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(g)      all records (including computer records) with respect to the foregoing; and

(h)      all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Purchase” means a purchase by the Purchaser of an Eligible Loan and the related Portfolio Assets from the Seller pursuant to Article II.

“Purchase Date” has the meaning specified in Section 2.1(b).

“Purchase Price” has the meaning specified in Section 2.2.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Purchaser now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Purchaser; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Purchaser now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Purchaser now or hereafter outstanding, and (iv) any payment of management fees by the

Purchaser. For the avoidance of doubt, (x) payments and reimbursements due to the Collateral Manager in accordance with the Transaction Documents do not constitute Purchaser Restricted Junior Payments, and (y) distributions by the Purchaser to holders of its membership interests of Loans or of cash or other proceeds relating thereto which have been substituted or transferred in connection with a Lien Release Dividend by the Purchaser in accordance with the Loan and Servicing Agreement shall not constitute Purchaser Restricted Junior Payments.

“Replaced Loan” has the meaning specified in Section 6.2(b)(i).

“Repurchase Price” means, with respect to a Loan to be repurchased pursuant to Article VI hereof, an amount equal to the Purchase Price less all Principal Collections received in respect of such Loan from the Purchase Date to the date of repurchase hereunder.

“Sale” and “Sell” have the meanings specified in Section 2.1(a), and the term “Sold” shall have the corresponding meaning.

“Sale Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Seller in the property identified below in clauses (i) through (iii) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

  (i)      the Loans, and all monies due or to become due in payment under such Loans on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

 (ii)      the Portfolio Assets with respect to the Loans referred to in clause (i); and

(iii)      all income and Proceeds of the foregoing.

“Schedule I” means the schedule of all Sale Portfolio that is Sold by the Seller to the Purchaser on a Purchase Date, as supplemented on any subsequent Purchase Date by the “Schedule I” attached to the applicable Loan Assignment, and incorporated herein by reference, as such schedule may be supplemented and amended from time to time pursuant to the terms hereof, which schedule shall, together with all supplements and amendments thereto, be included in and made part of the Loan Schedule attached to the Loan and Servicing Agreement.

“Seller Purchase Event” means with respect to any Loan, the occurrence of a breach of the Seller’s representations and warranties under Section 4.2 on the Cut-Off Date for such Loan.

“Seller Termination Event” has the meaning specified in Section 8.1(a).

“Substitute Eligible Loan” has the meaning specified in Section 6.2(a).

“Substitution” has the meaning specified in Section 6.2(a).

“Transfer Taxes” means any tax, fee or governmental charge payable by the Purchaser, the Seller or any other Person to any federal, state or local government arising from or otherwise related to the Sale of any Loan, the related Underlying Collateral (if any) and/or any other related Portfolio Assets from the Seller to the Purchaser under this Agreement (excluding taxes measured by net income).

Section 1.3    Other Terms.   All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4    Computation of Time Periods.   Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Reference to days or days without further qualification means calendar days. Reference to any time means Charlotte, North Carolina time.

Section 1.5    Certain References.  All references to the Outstanding Balance of a Loan as of a Purchase Date shall refer to such amount as of the close of business on such day.

ARTICLE II.

SALE AND PURCHASE OF THE ELIGIBLE LOANS

AND OTHER PORTFOLIO ASSETS

Section 2.1    Sale and Purchase of the Eligible Loans and the Other Portfolio Assets.

(a)      Subject to the terms and conditions of this Agreement (including the conditions to Purchase set forth in Article III), on and after the Closing Date, the Seller hereby agrees to (i) sell, transfer and otherwise convey (collectively, “Sell” and any such sale, transfer and/or other conveyance, a “Sale”), from time to time, to the Purchaser, without recourse (except to the extent specifically provided herein), and the Purchaser hereby agrees to purchase, all right, title and interest of the Seller (whether now owned or hereafter acquired or arising, and wherever located) in and to certain Sale Portfolio designated by the Seller and accepted by the Purchaser and (ii) in furtherance of the Sale, transfer, or cause the deposit into, the Collection Account of all Available Collections received by the Seller on account of any Sale Portfolio hereunder on and after the Purchase Date with respect to such Sale Portfolio, in each case, within two (2) Business Days of the receipt thereof. The Seller hereby acknowledges that each Sale to the Purchaser hereunder is absolute and irrevocable, without reservation or retention of any interest whatsoever by the Seller.

(b)      To the extent the Seller desires to effectuate any Sale, the Seller shall on or prior to any Business Day prior to a Seller Termination Event execute and deliver to the Purchaser a proposed Loan Assignment identifying the Sale Portfolio to be Sold by the Seller to the Purchaser on such date and to the extent such Sale is accepted for Purchase by the Purchaser, the Purchaser shall accept such Loan Assignment (each such date of acceptance, a “Purchase Date”). From and after such Purchase Date, the Sale Portfolio listed on Schedule I to the related Loan Assignment shall be deemed to be listed on Schedule I hereto and constitute part of the Sale Portfolio hereunder.

(c)      On or before any Purchase Date with respect to the Sale Portfolio to be acquired by the Purchaser on such date, the Seller shall provide the Purchaser with an Officer’s Certificate, in the form of Exhibit B hereto, signed by an Authorized Person certifying, as of such Purchase Date, to each of the items in Section 4.2.

(d)      On and after each Purchase Date hereunder and upon payment of the Purchase Price therefor, the Purchaser shall own the Sale Portfolio Sold by the Seller to the Purchaser on such Purchase Date, and the Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in such Sale Portfolio.

(e)      Except as specifically provided in this Agreement, the Sale and Purchase of the Sale Portfolio under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Purchaser for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to the Seller for the credit risk of the Obligors.

(f)       Neither the Purchaser nor any assignee of the Purchaser (including the Secured Parties) shall have any obligation or liability to any Obligor or client of the Seller (including any obligation to perform any obligation of the Seller, including with respect to any other related agreements) in respect of the Sale Portfolio. No such obligation or liability is intended to be assumed by the Purchaser or any assignee of the Purchaser (including the Secured Parties) and any such assumption is expressly disclaimed. Without limiting the generality of the foregoing, the Sale of the Sale Portfolio by the Seller to the Purchaser pursuant to this Agreement does not constitute and is not intended to result in a creation or assumption by the Purchaser or any assignee of the Purchaser (including the Secured Parties), of any obligation of the Seller, as lead agent, collateral agent or paying agent under any Agented Loan.

(g)      In connection with each Purchase of Sale Portfolio hereunder, the Seller shall cause to be delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 2:00 p.m. one Business Day prior to the related Purchase Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loans (and, in the case of any Noteless Loan, a fully executed assignment agreement) and if any Loans are closed in escrow, a certificate (in the form of Exhibit J to the Loan and Servicing Agreement) from the closing attorneys of such Loans certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Seller shall cause the Loan Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian within two (2) Business Days after the related Purchase Date.

(h)      In accordance with the Loan and Servicing Agreement, certain documents relating to Sale Portfolio shall be delivered to and held in trust by the Collateral Custodian for the benefit of the Purchaser and its assignees, and the Purchaser hereby instructs the Seller to cause such documents to be delivered to the Collateral Custodian. Such delivery to the Collateral Custodian of such documents and the possession thereof by the Collateral Custodian is at the will of the Purchaser and its assignees and in a custodial capacity for their benefit only.

(i)      The Seller shall provide all information, and any other reasonable assistance, to the Collateral Manager, the Collateral Custodian and the Collateral Agent necessary for the Collateral Manager, the Collateral Custodian and the Collateral Agent, as applicable, to conduct the management, administration and collection of the Sale Portfolio Purchased hereunder in accordance with the terms of the Loan and Servicing Agreement.

(j)      In connection with the Purchase by the Purchaser of Sale Portfolio as contemplated by this Agreement, the Seller further agrees that it shall, at its own expense, mark its books and records in a manner that accurately ensures all assets which constitute Sale Portfolio are clearly marked as being held in the Purchaser’s name.

(k)     The Seller further agrees to deliver to the Purchaser on or before each Purchase Date a computer file containing a true, complete and correct list of all Loans to be Sold hereunder on such Purchase Date, identified by Obligor’s name and Outstanding Balance as of the related Cut–Off Date. Such file or list shall be marked as Schedule I to the applicable Loan Assignment and shall be delivered to the Purchaser as confidential and proprietary, and is hereby incorporated into and made a part of Schedule I to this Agreement, as such Schedule I may be supplemented and amended from time to time.

(l)      The Seller shall, at all times, continue to fulfill its obligations (if any remain after the Sale) under the terms of all Underlying Instruments related to any Sale Portfolio purchased hereunder, including without limitation any obligations pertaining to any Retained Interest.

(m)    The Seller and the Purchaser each acknowledge with respect to itself that the representations and warranties of the Seller in Sections 4.1 and 4.2 hereof and of the Purchaser in Section 4.3 hereof, and the covenants and agreements of the Seller herein, including without limitation, in Article V and Article VI hereof, will run to and be for the benefit of the Purchaser, which has assigned the same as collateral security to the Collateral Agent (on behalf of the Secured Parties) pursuant to the Loan and Servicing Agreement and the Collateral Agent (on behalf of the Secured Parties) may enforce directly (without joinder of the Purchaser when enforcing against the Seller), the obligations of the Seller or the Purchaser, as applicable, with respect to breaches of such representations, warranties, covenants and all other obligations as set forth in this Agreement.

Section 2.2    Purchase Price.

The purchase price for each item of Sale Portfolio Sold to the Purchaser hereunder on the applicable Purchase Date (the “Purchase Price”) shall be in a dollar amount equal to the fair market value (which may be a combination of cash and equity contribution) of such Loan as determined from time to time by the Seller and the Purchaser; provided, however, that the Seller shall not be bound by the Purchase Price for accounting purposes. Each of the Purchaser and the Seller hereby agree that the fair market value of each Loan Sold hereunder as of the related Purchase Date shall not be less than the Adjusted Borrowing Value of such Loan on the related Purchase Date.

Section 2.3    Payment of Purchase Price.

(a)      The Purchase Price for any Sale Portfolio Sold by the Seller to the Purchaser on any Purchase Date shall be paid in a combination, to be agreed by the Purchaser and the Seller, of: (i) immediately available funds; and (ii) capital contribution by the Seller to the Purchaser.

(b)      The portion of such Purchase Price to be paid in immediately available funds shall be paid by wire transfer on the applicable Purchase Date to an account designated by the Seller on or before such Purchase Date or by means of proper accounting entries being entered upon the accounts and records of the Seller and the Purchaser on the applicable Purchase Date.

(c)       In connection with each delivery of a Loan Assignment, the Seller hereunder shall be deemed to have certified, with respect to the Sale Portfolio to be Sold by it on such day, that its representations and warranties contained in Sections 4.1 and 4.2 are true and correct in all respects on and as of such day, with the same effect as though made on and as of such day (other than any representation or warranty that is made as of a specific date), that no Seller Termination Event has occurred or would result therefrom and no event that upon the passage of time would constitute a Seller Termination Event exists or would result therefrom.

(d)      Upon the payment of the Purchase Price for any Purchase, title to the Sale Portfolio included in such Purchase shall vest in the Purchaser, whether or not the conditions precedent to such Purchase and the other covenants and agreements contained herein were in fact satisfied; provided that the Purchaser shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Seller in fact to satisfy any such condition precedent, covenant or agreement.

Section 2.4    Nature of the Sales.

(a)      It is the express intent of the parties hereto that the Sale of the Sale Portfolio by the Seller to the Purchaser hereunder be, and be treated for all purposes (other than tax and accounting purposes) as an absolute sale by the Seller (free and clear of any Lien, security interest, charge or encumbrance other than Permitted Liens) of such Sale Portfolio. It is, further, not the intention of the parties that such Sale be deemed a pledge of the Sale Portfolio by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Sale Portfolio is held to continue to be property of the Seller, then the parties hereto agree that: (i) this Agreement shall also be deemed to be, and hereby is, a “security agreement” within the meaning of Article 9 of the UCC; (ii) the transfer of the Sale Portfolio provided for in this Agreement shall be deemed to be a grant by the Seller to the Purchaser of, and the Seller hereby grants, a first priority security interest (subject only to Permitted Liens) in all of the Seller’s right, title and interest in and to the Sale Portfolio and all amounts payable to the holders of the Sale Portfolio in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate Purchase Price of the Sale Portfolio together with all of the other obligations of the Seller hereunder; (iii) the possession by the Purchaser (or the Collateral Custodian on behalf of the Collateral Agent, for the benefit of the Secured Parties) of Sale Portfolio and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under Applicable Law. The parties further agree in such event that any assignment of the interest of the Purchaser pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of this Agreement. The Seller shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Sale Portfolio, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement. The Purchaser shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative.

(b)      It is the intention of each of the parties hereto that the Sale Portfolio Sold by the Seller to the Purchaser pursuant to this Agreement shall constitute assets owned by the Purchaser and shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy or similar law.

(c)      The Purchaser agrees to treat, and shall cause the Seller to treat, for all purposes (other than tax and accounting purposes), the transactions effected by this Agreement as sales of assets to the Purchaser. The Seller agrees to reflect in the Seller’s financial records and to include a note in its the publicly filed annual and quarterly financial statements of indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet SFAS 140 requirements for accounting sale treatment are reflected in its consolidated balance sheet as finance receivables pledged and non-recourse, secured borrowings and (ii) those assets are owned by a special purpose entity that is consolidated in its financial statements, and the creditors of that special purpose entity have received ownership and/or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.

ARTICLE III.

CONDITIONS OF SALE AND PURCHASE

Section 3.1    Conditions Precedent to Effectiveness.   This Agreement shall be effective upon the satisfaction of the conditions precedent that the Purchaser shall have received on or before the Closing Date, in form and substance satisfactory to the Purchaser, all of the following:

(i)      a copy of this Agreement duly executed by each of the parties hereto;

(ii)     a certificate of any director, the Secretary or Assistant Secretary of the Seller, dated the Closing Date, certifying (A) the names and true signatures of the incumbent directors and/or officers of the Seller authorized to sign on behalf of the Seller this Agreement, the Loan Assignments and all other documents to be executed by the Seller hereunder or in connection herewith (on which certificate the Purchaser and its assignees may conclusively rely until such time as the Purchaser and such assignees shall receive from the Seller, a revised certificate meeting the requirements of this Section 3.1(ii)), (B) that the copy of the certificate of incorporation of the Seller is a complete and correct copy and that such certificate of incorporation has not been amended, modified or supplemented and is in full force and effect, (C) that the copy of the incorporation documents of the Seller are a complete and correct copy, and that such incorporation documents have not been amended, modified or supplemented and are in full force and effect, and (D) the resolutions of the board of directors of the Seller approving and authorizing the execution, delivery and performance by the Seller of this Agreement, the Loan Assignments and all other documents to be executed by the Seller hereunder or in connection herewith;

(iii)    a good standing certificate, dated as of a recent date for the Seller, issued by the applicable Governmental Authority of the Seller’s jurisdiction of incorporation;

(iv)    filed, original copies of proper financing statements (the “Facility Financing Statements”) describing the Sale Portfolio, and naming the Seller as the “Debtor/Seller”, the Purchaser as “Secured Party/Buyer” and the Collateral Agent, for the benefit of the Secured Parties, as “Total Assignee”, or other similar instruments or documents, in form and substance sufficient for filing under the UCC or any comparable law of any and all jurisdictions as may be necessary to perfect the Purchaser’s security interest in all Sale Portfolio;

(v)     copies of properly authorized termination statements or statements of release (on Form UCC-3) or other similar instruments or documents, if any, in form and substance sufficient for filing under the UCC or any comparable law of any and all jurisdictions as may be necessary to release all security interests and similar rights of any Person in the Sale Portfolio previously granted by the Seller;

(vi)    copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Purchaser or its assignees and requests for information (or a similar UCC search report certified by a party acceptable to the Purchaser and its assigns), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Seller (under its present name and any previous name) as debtor and which are filed in the District of Columbia, together with copies of such financing statements (none of which shall cover any Sale Portfolio);

(vii)   all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchaser, each Lender Agent and the Administrative Agent, and the Purchaser, each Lender Agent and the Administrative Agent shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings, approvals and opinions) relevant to the transactions herein contemplated as the Purchaser, each Lender Agent and the Administrative Agent may have requested;

(viii)  any necessary third party consents to the closing of the transactions contemplated hereby, in form and substance satisfactory to the Purchaser;

(ix)    the Seller shall have paid all fees then required to be paid by it on the Closing Date; and

(x)     one or more favorable Opinions of Counsel from counsel to the Seller with respect to the perfection and enforceability of the security interest hereunder and such other matters as the Purchaser or any assignee thereof may reasonably request.

Section 3.2    Conditions Precedent to All Purchases.  The Purchase to take place on the initial Purchase Date and each Purchase to take place on a subsequent Purchase Date hereunder shall be subject to the further conditions precedent that:

(a)      The following statements shall be true:

(i)      The representations and warranties of the Seller contained in Sections 4.1 and 4.2 shall be true and correct on and as of such Purchase Date in all respects, before and after giving effect to the Purchase to take place on such Purchase Date and to the application of proceeds therefrom, as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(ii)     The Seller is in compliance in all respects with each of its covenants and other agreements set forth herein;

(iii)    No Seller Termination Event (or event which, with the passage of time or the giving of notice, or both, would constitute a Seller Termination Event) shall have occurred or would result from such Purchase;

(iv)     The earlier of (i) the end of the Reinvestment Period and (ii) the Facility Maturity Date has not yet occurred; and

(v)     No Applicable Law shall prohibit or enjoin, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such Purchase by the Purchaser in accordance with the provisions hereof.

(b)      The Purchaser shall have received a duly executed and completed Loan Assignment along with a Schedule I that is true, accurate and complete in all respects as of the related Cut-Off Date.

(c)      The Seller shall have delivered to the Collateral Custodian on behalf of the Purchaser and any assignee thereof each item required to be contained in the Required Loan Documents and the Loan Checklist of any of the Eligible Loans or Portfolio Assets related thereto being acquired by the Purchaser within two (2) Business Days of the related Purchase Date.

(d)      The Seller shall have taken all steps necessary under all Applicable Law in order to Sell to the Purchaser the Sale Portfolio being Purchased on such Purchase Date and, upon the Sale of such Sale Portfolio from the Seller to the Purchaser pursuant to the terms hereof, the Purchaser will have acquired good and marketable title to and a valid and perfected ownership interest in such Sale Portfolio, free and clear of any Lien, security interest, charge or encumbrance (other than Permitted Liens); provided that if such item of Sale Portfolio contains a restriction of transferability, the applicable Underlying Instruments provide that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Underlying Instruments inure to the benefit of the holder of such Loan (subject to the rights of any applicable agent or other lenders).

(e)      The Seller shall have received a copy of an Approval Notice executed by the Administrative Agent evidencing the approval of the Administrative Agent, in its sole discretion, of the Sale to the Purchaser of the Eligible Loans identified on Schedule I to the applicable Loan Assignment on the applicable Purchase Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1      Representations and Warranties of the Seller.   The Seller makes the following representations and warranties, on which the Purchaser relies in acquiring the Sale Portfolio Purchased hereunder and each of the Secured Parties relies upon in entering into the Loan and Servicing Agreement. As of each Purchase Date (unless a specific date is specified below), the Seller represents and warrants to the Purchaser for the benefit of the Purchaser and each of its successors and assigns that:

(a)      Organization.  The Seller is duly organized and validly existing under the laws of Maryland and has the full power and authority to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where the conduct of its business requires, or the performance of its obligations under this Agreement would require, such qualification, except for failures to be so qualified, authorized or licensed which would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Seller, or on the ability of the Seller to perform its obligations under, or on the validity or enforceability of, this Agreement and the applicable provisions of the Transaction Documents.

(b)      Power and Authority.  The Seller has full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

(c)      Due Authorization.  This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(d)      Proceedings.  Neither the Seller nor any of its Affiliates is in violation of any Applicable Law or any material listing requirements of any exchange on which it is listed and there is no charge, investigation, action, suit or proceeding before or by any court, exchange or regulatory agency pending or, to the best knowledge of the Seller, threatened (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that could reasonably be expected to adversely affect this Agreement or the transactions contemplated hereby or thereby, or (iv) that would have a material adverse effect upon the performance by the Seller of its duties under this Agreement.

(e)      Breach of Agreements.    Neither the execution and delivery of this Agreement, nor the performance of the terms hereof, conflicts with or results in a material breach or violation of any of the terms or provisions of, or constitutes a default under, (i) its articles of organization, limited liability company agreement or other constituent document, (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Seller is a party or is bound, or (iii) any Applicable Law.

(f)      No Consents.    No consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by it of its duties hereunder, except such as have been duly made or obtained and there is no injunction, writ, restraining order or other order of any nature that adversely affects the Seller’s performance of its obligations under this Agreement.

(g)      Information.     All information, financial statements of the Seller, documents, books, records or reports furnished by the Seller to any Secured Party in connection with this Agreement are true, complete and correct in all material respects; provided that the Seller makes no representation with respect to any information furnished by an Obligor unless it has also certified as to such information.

(h)      Collections.  The Seller acknowledges that all Available Collections received by it or its Affiliates are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within one (1) Business Day from receipt as required under the Loan and Servicing Agreement.

(i)      Bankruptcy.  The Seller is not the subject of any Bankruptcy Proceeding or Bankruptcy Event. The transactions under this Agreement do not and will not render it not Solvent.

(j)      Regulations.  None of the transactions contemplated herein (including, without limitation, the use of the Proceeds from the Pledge of the Sale Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(k)      ERISA.  Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all Pension Plans of the Seller does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no Reportable Events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(l)      Patriot Act.  Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(m)      Broker-Dealer.  The Seller is not a broker-dealer under the provisions of the Exchange Act.

(n)      1940 Act.  The Seller is regulated as a business development company under the 1940 Act.

(o)      Selection Procedures.  In selecting the Loans to be Sold pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(p)      Bulk Sales.  The grant of the security interest in the Sale Portfolio by the Seller to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Seller and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(q)      Pledge of Sale Portfolio.   No item of Sale Portfolio has been sold, transferred, assigned or pledged by the Seller to any Person other than the Borrower.

(r)      Location.  The Seller’s jurisdiction of formation (within the meaning of Article 9 of the UCC) is Maryland. The chief executive office of the Seller (and the location of the Seller’s records regarding the Sale Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth on Annex A to the Loan and Servicing Agreement (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(s)      Tradenames.  Except as permitted hereunder, the Seller’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Seller has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as shall have been previously disclosed to the Administrative Agent; the Seller’s only jurisdiction of formation is Maryland, and, except as permitted hereunder, the Seller has not changed its jurisdiction of formation.

(t)      Value Received. The Seller has received fair consideration and reasonably equivalent value from the Purchaser in exchange for the Sale of such Sale Portfolio Sold hereunder. No such Sale has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u)      No Adverse Agreements.  There are no agreements in effect adversely affecting the rights of the Seller to make, or cause to be made, the grant of the security interest in the Sale Portfolio contemplated by Section 2.4.

(v)      Credit and Collection Policy.  Each of the Loans was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Seller.

(w)      Instructions to Obligors.  The Collection Account is the only account to which Obligors have been instructed by the Seller to send Principal Collections and Interest Collections on the Sale Portfolio.

(x)      Compliance with Law.  The Seller has complied in all respects with all Applicable Law to which it may be subject, and no item of the Sale Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations related to licensing, truth in lending, fair credit billing, fair credit reporting equal credit opportunity, fair debt collection practices and privacy).

(y)      Set-Off, etc.   No Loan has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Seller or the Obligor thereof, and no Sale Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Sale Portfolio or otherwise, by the Seller or the Obligor with respect thereto.

(z)      Full Payment.  As of the applicable Cut-Off Date in respect of a Loan, the Seller has no knowledge of any fact which should lead it to expect that such Loan will not be paid in full.

(aa)    Environmental.  With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan related to such Underlying Collateral, to the actual knowledge of an Authorized Person of the Seller: (a) the related Obligor’s operations comply in all respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Underlying Collateral, the Seller has not received any written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(bb)    Security Interest.

(i)      To the extent this Agreement is not construed to evidence an absolute transfer of all right, title and interest in the Sale Portfolio from the Seller to the Purchaser, this Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Sale Portfolio in favor of the Purchaser, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;

(ii)    the Loans, along with the related Loan Files, constitute either a “general intangible,” an “instrument,” an “account,” “securities entitlement,” “tangible chattel paper”, “certificated security,” “uncertificated security,” “supporting obligation,” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Seller has complied with its obligations under Section 4.1(bb).

(iii)    the Seller owns and has good and marketable title to (or with respect to assets securing any Loans, a valid security interest in) the Sale Portfolio Sold by it to the Purchaser hereunder on such Purchase Date, free and clear of any Lien (other than Permitted Liens) of any Person;

(iv)    the Seller has received all consents and approvals required by the terms of any Loan, to the Sale thereof and the granting of a security interest in the Loans hereunder to the Purchaser;

(v)     the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Sale Portfolio in which a security interest may be perfected by filing granted hereunder to the Purchaser; provided that filings in respect of real property shall not be required;

(vi)    other than as expressly permitted by the terms of this Agreement and the Loan and Servicing Agreement and the security interest granted to the Purchaser, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Sale Portfolio. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Sale Portfolio other than any financing statement (A) relating to the security interest granted to the Purchaser under this Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the date hereof. The Seller is not aware of the filing of any judgment or Tax lien filings against the Seller;

(vii)   all original executed copies of each underlying promissory note or copies of each Loan Register, as applicable, that constitute or evidence each Loan have been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(viii)  other than in the case of Noteless Loans, the Seller has received, or subject to the delivery requirements herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 11.11 of the Loan and Servicing Agreement may serve as such acknowledgement;

(ix)    none of the underlying promissory notes or Loan Registers, as applicable, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(x)     with respect to any Sale Portfolio that constitutes a “certificated security”, such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specifically Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration or transfer by the Purchaser of such certificated security; and

(xi)    with respect to any Sale Portfolio that constitutes an “uncertificated security”, that the Seller has caused the issuance of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

It is understood and agreed that the representations and warranties provided in this Section 4.1 shall survive (x) the Sale of the Sale Portfolio to the Purchaser and (y) and the grant of a first priority perfected security interest in, to and under the Sale Portfolio pursuant to the Loan and Servicing Agreement by the Purchaser. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other and to the Administrative Agent and each Lender Agent upon obtaining knowledge of such breach.

Section 4.2    Representations and Warranties of the Seller Relating to the Agreement and the Sale Portfolio.   The Seller makes the following representations and warranties, on which the Purchaser relies in acquiring the Sale Portfolio Purchased hereunder and each of the Secured Parties relies upon in entering into the Loan and Servicing Agreement. As of each Purchase Date, the Seller represents and warrants to the Purchaser for the benefit of the Purchaser and each of its successors and assigns that:

(a)     Valid Transfer and Security Interest. To the extent this Agreement is not construed to evidence an absolute transfer of all right, title and interest in the Sale Portfolio from the Seller to the Purchaser, this Agreement constitutes a grant of a security interest in all of the Sale Portfolio to the Purchaser, which upon the filing of the financing statement referred to in Section 2.4, shall be a valid and first priority perfected security interest in the Loans forming a part of the Sale Portfolio and in that portion of the Loans in which a security interest may be perfected by filing subject only to Permitted Liens.

(b)     Eligibility of Sale Portfolio.  (i) Schedule I is an accurate and complete listing of all the Sale Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such Sale Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each item of the Sale Portfolio Purchased by the Purchaser hereunder is an Eligible Loan as of the related Cut-Off Date (except as otherwise permitted by the definition of Eligible Loan), and (iii) with respect to each item of the Sale Portfolio all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Seller in connection with the transfer of an ownership interest or security interest in each item of Sale Portfolio to the Purchaser have been duly obtained, effected or given and are in full force and effect.

(c)     No Fraud.   Each Eligible Loan was originated without any fraud or misrepresentation by the Seller or, to the best of the Seller’s knowledge, on the part of the Obligor.

It is understood and agreed that the representations and warranties provided in this Section 4.2 shall survive (x) the Sale of the Sale Portfolio to the Purchaser, (y) the grant of a first priority perfected security interest in, to and under the Sale Portfolio pursuant to the Loan and

Servicing Agreement by the Purchaser and (z) the termination of this Agreement and the Loan and Servicing Agreement. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other and to the Administrative Agent and each Lender Agent immediately upon obtaining knowledge of such breach.

Section 4.3    Representations and Warranties of the Purchaser.  The Purchaser makes the following representations and warranties, on which the Seller relies in selling the Sale Portfolio Sold hereunder and each of the Secured Parties relies upon in entering into the Loan and Servicing Agreement. As of each Purchase Date, the Purchaser represents and warrants to the Seller for the benefit of the Seller and each of its successors and assigns that:

(a)      Organization and Good Standing.  The Purchaser has been duly organized and is validly existing and in good standing as an exempted company incorporated with limited liability under the laws of the State of Delaware, with the power and authority to own or lease its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and has, all necessary power, authority and legal right to acquire and own the Sale Portfolio.

(b)      Due Qualification.  The Purchaser is duly qualified to do business and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses and/or approvals.

(c)      Power and Authority; Due Authorization; Execution and Delivery.  The Purchaser (i) has all necessary corporate power, authority and legal right to (a) execute and deliver this Agreement and (b) carry out the terms of this Agreement and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the Purchase of the Sale Portfolio on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Purchaser is a party have been duly executed and delivered by the Purchaser.

(d)      All Consents Required.  All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Purchaser of this Agreement and each Loan Assignment have been obtained.

(e)      Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject, as to enforceability, to applicable Bankruptcy Laws and general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(f)      No Violation.  The consummation of the transactions contemplated by this Agreement and each Loan Assignment and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Purchaser’s incorporation documents or any contractual obligation of the Purchaser, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchaser’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any Applicable Law.

(g)     Value Given.  The Purchaser has given reasonably equivalent value to the Seller in exchange for the Sale of such Sale Portfolio, which amount the Purchaser hereby agrees is the fair market value of such Sale Portfolio. No such Sale has been made for or on account of an antecedent debt owed by the Seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(h)     No Proceedings.   There is no litigation, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Loan Assignment, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Loan Assignment, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

ARTICLE V.

COVENANTS OF THE SELLER

Section 5.1    Protection of Title of the Purchaser.

(a)      On or prior to the Closing Date, the Seller shall have filed or caused to be filed UCC-1 financing statements, naming the Seller as “Debtor/Seller”, naming the Purchaser as “Secured Party/Buyer”, and naming the Collateral Agent, for the benefit of the Secured Parties, as “Total Assignee”, and describing the Sale Portfolio to be acquired by the Purchaser, with the office of the applicable Governmental Authority of the jurisdiction of organization of the Seller. From time to time thereafter, the Seller shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law (or deemed desirable by the Purchaser or any assignee thereof) to fully perfect, preserve, maintain and protect the ownership interest of the Purchaser under this Agreement and the security interest of the Collateral Agent for the benefit of the Secured Parties under the Loan and Servicing Agreement, in the Sale Portfolio acquired by the Purchaser hereunder, as the case may be, and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to the Purchaser, the Collateral Agent, the Collateral Custodian, the Collateral Manager, the Lenders, the Lender Agents and the Administrative Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. The Seller agrees that it will from time to time, at its expense, take all actions, that the Purchaser, the Collateral Agent or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the security and/or interest granted in the Sale Portfolio, or to enable the Purchaser, the Collateral Agent, the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under the Loan and Servicing Agreement.

(b)      On or prior to each Purchase Date hereunder, the Seller shall take all steps necessary under all Applicable Law in order to Sell to the Purchaser the Sale Portfolio being acquired by the Purchaser on such Purchase Date to the Purchaser so that, upon the Sale of such Sale Portfolio from the Seller to the Purchaser pursuant to the terms hereof on such Purchase Date, the Purchaser will have acquired good and marketable title to and a valid and perfected ownership interest in such Sale Portfolio, free and clear of any Lien, security interest, charge or encumbrance or restrictions on transferability (subject only to Permitted Liens). On or prior to each Purchase Date hereunder, the Seller shall take all steps required under Applicable Law in order for the Purchaser to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in the Sale Portfolio being Purchased by the Purchaser on such Purchase Date and, from time to time thereafter, the Seller shall take all such actions as may be required by Applicable Law to fully preserve, maintain and protect the Purchaser’s ownership interest in, and the Collateral Agent’s first priority perfected security interest in (subject only to Permitted Liens), the Sale Portfolio which have been acquired by the Purchaser hereunder.

(c)      The Seller shall direct any agent or administrative agent for any Sale Portfolio originated or acquired by the Seller to remit all payments and collections with respect to such Sale Portfolio and direct the Obligor with respect to such Sale Portfolio to remit all such payments and collections directly to the Collection Account. The Seller will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors regarding payments to be made to the Seller or the Collateral Manager or payments to be made to the Collection Account, unless the Purchaser and the Administrative Agent have consented to such change. The Seller shall ensure that only funds constituting payments and collections relating to Sale Portfolio shall be deposited into the Collection Account. In the event any payments relating to any Sale Portfolio are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to the Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Purchaser and its assignees. Until so deposited, all such Interest Collections and Principal Collections shall be held in trust for the Purchaser or its assignees by the Seller.

(d)      At any time after the occurrence an Event of Default, the Collateral Agent or the Administrative Agent may direct the Seller or the Collateral Manager to notify the Obligors, at Seller’s expense, of the Secured Parties’ interest in the Sale Portfolio under this Agreement and may direct that payments of all amounts due or that become due under any or all of the Sale Portfolio be made directly to the Collateral Agent or the Administrative Agent.

(e)      The Seller shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, unless the Collection Date shall have occurred:

(i)      file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)     deliver or cause to be delivered to the Purchaser, the Collateral Agent, the Administrative Agent and each Lender Agent an opinion of the counsel for

Seller, in form and substance reasonably satisfactory to the Purchaser and the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(f)      The Seller shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Sale Portfolio from the address set forth on Annex A to the Loan and Servicing Agreement, or change the jurisdiction of its incorporation, or (y) move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Files from the location required under the Transaction Documents, unless, the Administrative Agent shall consent of such move in writing and the Seller shall provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Purchaser in the Sale Portfolio.

(g)      The Seller shall mark its books and records so that, from and after the time of Sale under this Agreement of Sale Portfolio to the Purchaser and the grant of a security interest in such Sale Portfolio by the Purchaser to the Collateral Agent for the benefit of the Secured Parties under the Loan and Servicing Agreement, the Seller’s books and records that refer to such Sale Portfolio shall be marked in a manner that accurately ensures all assets which constitute Sale Portfolio are clearly marked as being Purchased by the Purchaser hereunder and Pledged by the Purchaser to the Collateral Agent, on behalf of the Secured Parties, under the Loan and Servicing Agreement. Indication of the Collateral Agent’s security interest for the benefit of the Secured Parties in the Sale Portfolio shall be deleted from or modified on the Seller’s books and records when, and only when, such Sale Portfolio shall be (i) paid off by the related Obligor, (ii) purchased or substituted by the Seller in accordance with Section 6.1 or 6.2 hereof or (iii) released by the Collateral Agent pursuant to Section 2.15 of the Loan and Servicing Agreement.

(h)      If the Seller fails to perform any of its obligations hereunder, the Purchaser, the Collateral Agent or the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Purchaser’s, the Collateral Agent’s or the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 9.1. The Seller irrevocably authorizes the Purchaser, the Collateral Agent or the Administrative Agent at any time and from time to time at the Purchaser’s, the Collateral Agent’s or the Administrative Agent’s sole discretion and appoints the Purchaser, the Collateral Agent and the Administrative Agent as its attorney–in–fact pursuant to a Power of Attorney substantially in the form of Exhibit C to act on behalf of the Seller (i) to file financing statements on behalf of the Seller, as debtor, necessary or desirable in the Purchaser’s, the Collateral Agent’s or the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser or the Collateral Agent in the Sale Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Sale Portfolio as a financing statement in such offices as the Purchaser, the Collateral Agent or the Administrative Agent in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchaser or the Collateral Agent in the Sale Portfolio. This appointment is coupled with an interest and is irrevocable.

Section 5.2    Affirmative Covenants of the Seller.

From the date hereof until the Collection Date:

(a)      Compliance with Law.  The Seller will comply in all respects with all Applicable Law, and shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(b)      Preservation of Company Existence.   The Seller will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)      Performance and Compliance with Sale Portfolio.  The Seller will, at its expense, timely and fully perform and comply in all respects with all material provisions, covenants and other promises required to be observed by it under the Sale Portfolio and all other agreements related to such Sale Portfolio.

(d)      Keeping of Records and Books of Account.  The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Sale Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Sale Portfolio.

(e)      Separate Identity.   The Seller acknowledges that the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Lenders, the Lender Agents and the other Secured Parties are entering into the transactions contemplated by this Agreement, the Loan and Servicing Agreement and the other Transaction Documents in reliance upon the Purchaser’s identity as a legal entity that is separate from the Seller and each other Affiliate of the Seller. Therefore, from and after the date of execution and delivery of this Agreement, the Seller will take all reasonable steps including, without limitation, all steps that the Administrative Agent or the Collateral Agent may from time to time reasonably request to maintain the Purchaser’s identity as a legal entity that is separate from the Seller and each other Affiliate of the Seller and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof (other than for tax purposes) and not just a division of the Seller or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller agrees that:

(i)      the Seller shall use commercially reasonable efforts to ensure that the Purchaser is in compliance with, and shall take no action which would cause the Purchaser to fail to be in compliance with, the criteria and the restrictions set forth in the incorporation documents of the Purchaser and Sections 5.01(a), 5.01(b), 5.02(a) and 5.02(b) of the Loan and Servicing Agreement;

(ii)     the Seller shall maintain corporate records and books of account separate from those of the Purchaser;

(iii)    the annual financial statements of the Seller shall disclose the effects of the Seller’s transactions in accordance with GAAP and the annual financial statements of the Seller shall not reflect in any way that the assets of the Purchaser, including, without limitation, the Sale Portfolio, could be available to pay creditors of the Seller or any other Affiliate of the Seller;

(iv)    the resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by the Seller as official records;

(v)     the Seller shall maintain an arm’s–length relationship with the Purchaser and will not hold itself out as being liable for the debts of the Purchaser;

(vi)    the Seller shall keep its assets and its liabilities wholly separate from those of the Purchaser;

(vii)   the Seller will avoid the appearance, and promptly correct any known misperception of any of the Seller’s creditors, that the assets of the Purchaser are available to pay the obligations and debts of the Seller; and

(viii)  to the extent that the Seller services the Loans and performs other services on the Purchaser’s behalf, the Seller will clearly identify itself as an agent of the Purchaser (and not in any other capacity) in the performance of such duties.

(f)      Taxes.  The Seller will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.1(m)).

(g)      Cooperation with Requests for Information or Documents. The Seller will cooperate fully with all reasonable requests of the Purchaser and its assigns regarding the provision of any information or documents, necessary or desirable, including the provision of such information or documents in electronic or machine–readable format, to allow each of the Purchaser and its assignees to carry out their responsibilities under the Transaction Documents.

(h)      Payment, Performance and Discharge of Obligations. The Seller shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan and Servicing Agreement.

(i)      Notices.

(i)      Income Tax Liability.   The Seller will furnish telephonic or facsimile notice to the Purchaser, the Administrative Agent and each Lender Agent within 10 Business Days (confirmed in writing within five (5) Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of the Seller or any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which the Seller is a member in an amount equal to or greater than $1,000,000 in the aggregate, or (ii) to the Tax liability of the Purchaser in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(ii)     Auditors’ Management Letters.  Promptly after the receipt thereof, the Seller shall notify the Purchaser, the Administrative Agent and, upon request, each Lender Agent of any auditors’ management letters that are received by it.

(iii)    Representations and Covenants.     Promptly after receiving knowledge or notice of the same, the Seller shall notify the Purchaser, the Administrative Agent and each Lender Agent (i) if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect at the time it was given or deemed to have been given or (ii) of the breach of any covenant under Section 5.1, Section 5.2 or Section 5.3 and at the same time deliver to the Purchaser, the Collateral Agent, the Administrative Agent and each Lender Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Purchaser, the Administrative Agent and each Lender Agent in the manner set forth in the preceding sentence before any Purchase Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(iv)     ERISA.   The Seller shall promptly notify the Purchaser, the Administrative Agent and each Lender Agent after receiving notice of any “reportable event” (as defined in Title IV of ERISA, other than an event for which the reporting requirements have been waived by regulations) with respect to the Seller (or any ERISA Affiliate thereof), and provide them with a copy of such notice.

(v)      Proceedings.     The Seller shall notify the Purchaser, the Administrative Agent and each Lender Agent, as soon as possible and in any event within three (3) Business Days, after the Seller receives notice or obtains knowledge thereof, the Seller will provide with notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Sale Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the

Secured Parties, interest in the Sale Portfolio, or the Purchaser, any Borrower Advisor, the Seller or any of their Affiliates. For purposes of this Section 5.2(i), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Sale Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Sale Portfolio, or the Purchaser in excess of $500,000 shall be deemed to be material, (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Seller or any of its Affiliates (other than the Purchaser) in excess of $1,000,000 shall be deemed to be material and (iii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Sub-Advisor that would be reasonably likely to result in a Material Adverse Effect shall be deemed to be material.

(vi)     Material Events.  The Seller shall promptly notify the Purchaser, the Administrative Agent and each Lender Agent of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(vii)    Seller Termination Events.  The Seller will provide the Purchaser, the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent) with prompt written notice of the occurrence of each Seller Termination Event and each event which upon the passage of time would constitute a Seller Termination Event of which the Seller has knowledge or has received notice. In addition, no later than two (2) Business Days following the Seller’s knowledge or notice of the occurrence of any Seller Termination Event or event which upon the passage of time would constitute a Seller Termination Event, the Seller will provide to the Purchaser, the Administrative Agent and each Lender Agent a written statement of an Authorized Person of the Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.

(viii)   Seller Purchase Events.  The Seller will provide the Purchaser, the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent) with prompt written notice of the occurrence of each Seller Purchase Event of which the Seller has knowledge or has received notice.

(j)     Costs and Expenses.   The Seller shall pay all expenses and costs (including salaries, rent and other overhead) incurred by it in connection with its obligations under this Agreement.

(k)      Annual Certificates.   On each anniversary of the Closing Date, the Seller shall deliver an Officer’s Certificate, in form and substance acceptable to the Administrative Agent and the Collateral Agent, providing (i) a certification, based upon a review and summary of UCC search results reasonably satisfactory to the Purchaser and the Administrative Agent, that there is no other interest in the Sale Portfolio perfected by filing of a UCC financing statement other than in favor of the Purchaser and the Collateral Agent pursuant to the terms of the Transaction Documents and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Purchaser and the Administrative Agent, that there is no other interest in the Sale Portfolio based on any tax or judgment lien.

(l)      Opinion.  The Seller shall take all other actions reasonably necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Seller, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation of the Purchaser and true sale of the Loans

(m)    Withholding.  If the provisions of Sections 1471 through 1474 of the Code or any regulations promulgated thereunder become applicable to any payments to the Purchaser or the Seller made in respect of the Sale Portfolio, the Seller shall and shall cause the Purchaser to exercise its best efforts to avoid the imposition of any withholding tax in respect of such payments under those provisions.

(n)      Disregarded Entity.  The Seller shall not, nor shall it permit the Purchaser to, take any action that would cause the Purchaser to not be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701 3(b) and shall not permit either the Purchaser or any other Person on its behalf to make an election to be treated as other than an entity disregarded as an entity separate from its owner under Treasury Regulation Section 301.7701 3(c).

(o)      Other.  The Seller will furnish to the Purchaser, the Administrative Agent and each Lender Agent promptly, from time to time such other information, documents, records or reports respecting the Sale Portfolio or the condition or operations, financial or otherwise, of the Seller as the Purchaser, the Administrative Agent and each Lender Agent may from time to time reasonably request in order to protect the interests of the Purchaser, the Administrative Agent, the Collateral Agent, the Lenders, the Lender Agents or the Secured Parties under or as contemplated by this Agreement and the other Transaction Documents.

Section 5.3    Negative Covenants of the Seller.

From the date hereof until the Collection Date:

(a)      Security Interests.  Except as otherwise permitted herein and in the Loan and Servicing Agreement, the Seller shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Sale Portfolio Sold by the Seller to the Purchaser hereunder, whether now existing or hereafter transferred hereunder, or any interest, therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien (except for Permitted Liens) on its interest in the Sale Portfolio Sold by the Seller to the Purchaser hereunder, other than the Lien in favor of the Purchaser hereunder. The Seller will promptly notify the Purchaser, the Collateral Agent, each Lender Agent and the Administrative Agent of the existence of any Lien on any Sale Portfolio and the Seller shall defend the right, title and interest of the Purchaser and the Collateral Agent, on behalf of the Secured Parties, in, to and under the Sale Portfolio against all claims of third parties; provided, that nothing in this Section 5.3(a) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Sale Portfolio.

(b)      Mergers, Acquisitions, Sales, Etc.  The Seller will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, or sell or assign with or without recourse any Sale Portfolio or any interest therein (other than as permitted pursuant to this Agreement or the Collateral Management Agreement).

(c)     Restricted Payments.   The Seller shall not cause or permit the Purchaser to make any Purchaser Restricted Junior Payment unless (i) no Event of Default, Collateral Manager Event of Default, Unmatured Collateral Manager Event of Default or Unmatured Event of Default (including, without limitation a Borrowing Base Deficiency) has occurred or would result therefrom and (ii) such Restricted Junior Payments are made with either (A) the proceeds of an Advance or (B) funds received by the Borrower pursuant to Section 2.04(a)(x) or Section 2.04(b)(vi) of the Loan and Servicing Agreement.

(d)     Accounting of Purchases.   Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Loans to the Purchaser.

(e)     ERISA Matters.   The Seller will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly, in any liability to the Seller, or (e) permit to exist any occurrence of any Reportable Event.

(f)      Extension or Amendment of Sale Portfolio.   The Seller will not, except as otherwise permitted in Section 5.02(k) of the Loan and Servicing Agreement, extend, amend or otherwise modify the terms of any Loan (including the related Underlying Collateral).

(g)      Limitation on Financing Activities.   The Seller shall not, directly or indirectly, advance or loan to the Purchaser any funds pursuant to any financial accommodation. For the avoidance of doubt, this clause (g) shall not prohibit the Seller from contributing Loans to the Purchaser as contemplated herein or providing cash equity contributions to the Purchaser.

ARTICLE VI.

REPURCHASES AND SUBSTITUTION BY THE SELLER

Section 6.1    Repurchase of Loans.  In the event of the occurrence of a Seller Purchase Event, the Seller will within twelve (12) Business Days following the earlier of knowledge by the Seller of such Seller Purchase Event or receipt by the Seller of written notice thereof (from any Person), (i) purchase each Loan hereunder which is affected by or related to such Seller Purchase Event from the Purchaser, and the Seller shall pay to the Purchaser (by means of a deposit to the Collection Account) the Repurchase Price of such Loan as of the date of the purchase thereof from the Purchaser or (ii) with the prior written consent of the

Administrative Agent, in its sole discretion, and subject to the satisfaction of the conditions in Section 6.2, substitute for such Loan, a Substitute Eligible Loan. It is understood and agreed that the obligation of the Seller to purchase the Loans or substitute a Substitute Eligible Loan for the Loans which are affected by or related to such Seller Purchase Event is not intended to, and shall not, constitute a guaranty of the collectability or payment of any Loan which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the related Obligor. Upon deposit in the Collection Account of the Repurchase Price for any Loan purchased by the Seller, the Purchaser shall, automatically and without further action be deemed to transfer, assign and set over to the Seller, without recourse, representation or warranty of any kind, except as to the absence of Liens, charges or encumbrances created by or arising solely as a result of actions of the Purchaser or the Collateral Agent, all the right, title and interest of the Purchaser, in, to and under such Loan and all future monies due or to become due with respect thereto, the Underlying Collateral, all Proceeds of such Loan and Recoveries and Insurance Proceeds relating thereto, all rights to security for such Loan and all Proceeds and products of the foregoing. The Purchaser shall (and shall request the Collateral Agent to), at the sole expense of the Seller, execute such documents and instruments of transfer as may be prepared by the Seller and take such other actions as may be reasonably requested by the Seller in order to effect the transfer of such Loan pursuant to this Section 6.1. Such Sale shall be a sale outright, and not for security.

Section 6.2    Substitution of Loans.

(a)     The Seller shall have the right, but not the obligation, subject to the prior written consent of the Administrative Agent and the Purchaser, in their sole discretion, to substitute one or more Eligible Loans (“Substitute Eligible Loan”) for a Loan (each such act, a “Substitution”).

(b)     The Substitution shall not occur unless the following conditions are satisfied as of the date of such Substitution:

(i)      the Seller has recommended to the Purchaser and the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) in writing that the Loan to be replaced should be replaced (each, a “Replaced Loan”);

(ii)     no event has occurred, or would result from such Substitution, which constitutes a Seller Termination Event and no event has occurred and is continuing, or would result from such Substitution, which upon the passage of time would constitute a Seller Termination Event or a Borrowing Base Deficiency;

(iii)    each Substitute Eligible Loan is an Eligible Loan on the date of Substitution;

(iv)    solely in the case of Substitutions pursuant to this Section 6.2 undertaken because a Seller Purchase Event has occurred, the sum of the Adjusted Borrowing Value of such Substitute Eligible Loans shall be equal to or greater than the sum of the Adjusted Borrowing Value of the Replaced Loans;

(v)     all representations and warranties contained in Sections 4.1 and 4.2 shall be true and correct in all respects as of the date of Substitution (other than any representation and warranty that is made as of a specific date);

(vi)     no selection procedures which are intended to be adverse to the interests of the Purchaser, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent or the other Secured Parties were utilized by the Seller in the selection of the Loan to be replaced by the Substitute Eligible Loan;

(vii)    the aggregate Outstanding Balance of all Loans subject to a Value Adjustment Event described in clauses (d), (f) or (h) of the definition thereof which are included in a Lien Release Dividend or sold by the Purchaser to the Seller in connection with a Substitution or a Discretionary Sale, in each case during the 12-month period immediately preceding the proposed Lien Release Dividend, Substitution or Discretionary Sale, shall not exceed 10% of the highest aggregate Outstanding Balance of the Collateral Portfolio during any month of such 12-month period;

(viii)   each Loan that is replaced pursuant to the terms of this Section 6.2 shall be substituted only with another Eligible Loan that meets the foregoing conditions;

(ix)     the Seller shall have given one (1) Business Day notice of such Substitution;

(x)      all terms, provisions, representations, warranties and covenants hereunder with respect to Loans that have been Sold by the Seller to the Purchaser hereunder shall apply equally to Substitute Eligible Loans; and

(xi)     the Seller shall deliver to the Purchaser on the date of such Substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

(c)      In addition, in connection with such Substitution, the Seller shall deliver or cause to be delivered to the Collateral Custodian the related Required Loan Documents. On the date any such Substitution is completed, the Purchaser shall, automatically and without further action, release and shall transfer to the Seller, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Purchaser in, to and under such Replaced Loan, and the Purchaser shall be deemed to represent and warrant that it has the company authority and has taken all necessary company action to accomplish such transfer, but without any other representation and warranty, express or implied.

ARTICLE VII.

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE SALE PORTFOLIO

Section 7.1    Rights of the Purchaser.

(a)      After the occurrence or declaration of the Facility Maturity Date, if the Collection Date has not yet occurred, the Seller hereby authorizes the Purchaser, the Collateral Manager, the Collateral Agent and the Administrative Agent and/or their respective designees or assignees to take any and all steps in Seller’s name and on behalf of the Seller that the Purchaser, the Collateral Manager, the Collateral Agent or the Administrative Agent and/or their respective designees or assignees determine are necessary or appropriate to collect all amounts due under any and all Sale Portfolio and to enforce or protect the Purchaser’s, the Collateral Agent’s and the Administrative Agent’s rights under this Agreement, including endorsing the name of the Seller on checks and other instruments representing Interest Collections and Principal Collections and enforcing such Sale Portfolio.

(b)      Except as set forth in Sections 6.1 and 6.2 with respect to the repurchase or Substitution of certain Loans, the Purchaser shall have no obligation to account for, replace, substitute or return any Sale Portfolio to the Seller. The Purchaser shall have no obligation to account for or to return Interest Collections or Principal Collections, or any interest or other finance charge collected pursuant thereto, to the Seller, irrespective of whether such Interest Collections and Principal Collections and charges are in excess of the Purchase Price for such Sale Portfolio.

(c)      The Purchaser shall have the right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Sale Portfolio and all of the Purchaser’s right, title and interest in, to and under this Agreement, pursuant to the Loan and Servicing Agreement.

(d)      The Purchaser shall have the sole right to retain any gains or profits created by buying, selling or holding the Sale Portfolio and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

Section 7.2    Rights With Respect to Loan Files.

At any time after the occurrence of a Collateral Manager Event of Default, the Seller shall, at the Purchaser’s, the Collateral Agent’s, the Collateral Custodian’s or the Administrative Agent’s request, assemble all of the Loan Files which evidence the Sale Portfolio originated by the Seller, or which are otherwise necessary or desirable to collect such Sale Portfolio, and make the same available to the Purchaser, the Collateral Agent, the Collateral Custodian or the Administrative Agent at a place selected by the Purchaser, the Collateral Agent, the Collateral Custodian, the Administrative Agent or their designee.

Section 7.3    Notice to Collateral Agent, Administrative Agent and each Lender Agent.

The Seller agrees that, concurrently with its delivery to the Purchaser, copies of all notices, reports, documents and other information required to be delivered by the Seller to the

Purchaser hereunder shall be delivered by the Seller to the Collateral Agent, the Administrative Agent and each Lender Agent.

ARTICLE VIII.

SELLER TERMINATION EVENTS

Section 8.1    Seller Termination Events.

(a)      If any of the following events (each a “Seller Termination Event”) shall have occurred:

(i)      the Seller shall fail to pay (A) any amount due pursuant to Section 6.1 in accordance with the provisions thereof or (B) any other amount required to be paid by the Seller hereunder within two (2) Business Days of the date when due; or

(ii)     the Seller shall fail to observe or perform any covenant or agreement in any material respect applicable to it contained herein (other than as specified in paragraph (i) of this Section 8.1); and such failure shall continue unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Purchaser and (ii) the date on which the Seller acquires knowledge thereof; or

(iii)    any representation, warranty or certification made by the Seller in this Agreement or in any statement, record, certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect when made or deemed made in any material respect and shall not have been corrected within 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Seller by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Purchaser and (ii) the date on which an Authorized Person of the Seller acquires knowledge thereof; provided that a Seller Termination Event shall not be deemed to have occurred under this paragraph (iii) based upon a Seller Purchase Event if the Seller shall have complied with the provisions of Section 6.1 in respect thereof; or

(iv)    (A) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Seller in an involuntary case under the Bankruptcy Code or any other Bankruptcy Laws, which decree or order is not stayed or any other similar relief shall be granted under any applicable federal or state law now or hereafter in effect and shall not be stayed; (B) (1) any involuntary case is commenced against the Seller under any Bankruptcy Law now or hereafter in effect, a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Seller, or over all or a substantial part of the property of the Seller, shall have been entered, an interim receiver, trustee or other custodian of the Seller for all or a substantial part of the property of the Seller is involuntarily appointed, a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Seller, and (2) any event referred to in clause (B)(1) above continues for 60 days unless dismissed, bonded or disclosed; (C) the Seller shall at its request have a decree or an order for relief entered with respect to it or commence a voluntary case under any Bankruptcy Law now or hereafter in effect, or shall consent to the entry of a decree or an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Bankruptcy Law, consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; (D) the making by the Seller of any general assignment for the benefit of creditors; (E) the inability or failure of the Seller generally to pay its debts as such debts become due; or (F) the board of directors of the Seller authorizes action to approve any of the foregoing; or

(v)      the occurrence of (A) an Event of Default set forth in Section 7.01 of the Loan and Servicing Agreement (past any applicable notice or cure period provided in the definition thereof) or (B) the Facility Maturity Date; or

(vi)     the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Seller and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller and such lien shall not have been released within five (5) Business Days;

then, (A) in the case of any Seller Termination Event described in paragraph (iv), (v)(A) or (vi) above, the ability of the Seller to Sell Sale Portfolio shall thereupon automatically terminate without further notice of any kind, which is hereby waived by the Seller, (B) in the case of any Seller Termination Event described in paragraph (v)(B) above, the ability of the Seller to Sell Sale Portfolio shall thereupon terminate without notice of any kind, which is hereby waived by the Seller unless both the Purchaser and the Seller agree in writing that such event shall not trigger an Early Termination (as hereinafter defined) hereunder, and (C) in the case of any other Seller Termination Event, so long as such Seller Termination Event shall be continuing, the Purchaser or the Administrative Agent may terminate the Purchaser’s ability to Purchase Sale Portfolio from the Seller by written notice to the Seller (any termination pursuant to clause (A), (B) or (C) of this Article VIII is herein called an “Early Termination”); provided, that, in the event of any involuntary petition or proceeding as described in paragraphs (iv)(A) and (iv)(B) above, the Purchaser shall not Purchase Sale Portfolio from the Seller unless such involuntary petition or proceeding is dismissed, bonded or discharged within 60 days of the filing of such petition or the commencement of such proceeding.

Section 8.2    Survival of Certain Provisions.

Notwithstanding any provision contained herein to the contrary, the Seller’s and the Purchaser’s representations, covenants and obligations set forth in Articles IV, V, VI, and VII, as applicable, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date;

provided, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and IV and the provisions of Sections 6.1 and 6.2, the rights and obligations under Article VII, the indemnification provisions of Article IX and the provisions of Sections 5.1, 10.2, 10.8, 10.9, 10.10, 10.12, 10.13, 10.14 and 10.17 shall be continuing and shall survive any termination of this Agreement.

ARTICLE IX.

INDEMNIFICATION

Section 9.1    Indemnification by the Seller.

(a)      Without limiting any other rights which the Purchaser, any assignee of the Purchaser or any such Persons’ members, managers, officers, agents and employees (each, an “Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify any Indemnified Party from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and expenses), as are awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Sale Portfolio (all of the foregoing, being collectively referred to as “Indemnified Amounts”), excluding, however, Indemnified Amounts to the extent resulting solely from (x) gross negligence or willful misconduct on the part of an Indemnified Party or (y) Loans which are uncollectable due to the Obligor’s financial inability to pay.

(b)      Any amounts subject to the indemnification provisions of this Section 9.1 payable by the Seller to the Purchaser shall be paid as Principal Collections within four (4) Business Days of the Purchaser’s written demand therefor (and the Purchaser shall immediately deposit, or cause to be deposited, such amounts into the Collections Account).

(c)      If the Seller has made any payments pursuant to this Section 9.1 and the applicable Indemnified Party thereafter collects any of such amounts from others, such indemnified party will promptly repay such amounts collected to the Seller in an amount equal to the amount it has collected from others in respect of such indemnified amounts, without interest.

(d)      Notwithstanding anything to the contrary in this Section 9.1, to the maximum extent permitted by applicable law, to the extent that the Purchaser is entitled to make any claim pursuant to Section 9.1(a), the Purchaser hereby agrees to forebear from making any such claim until such time that (i) the Purchaser no longer owns (x) any assets of the type included in clauses (a), (b) and (e) of the definition of “Collateral Portfolio” or (y) any Permitted Investments and (ii) the Purchaser owes any accrued and unpaid Obligations pursuant to Section 8.01 of the Loan and Servicing Agreement. The operation of this Section 9.1(d) shall not be construed as a waiver by the Purchaser of any claim pursuant to Section 9.1(a) and any rights that shall accrue to the Purchaser thereunder shall toll until the satisfaction of the conditions set forth in the preceding sentence.

(e)      The obligations of the Seller under this Section 9.1 shall survive the termination of this Agreement.

(f)      Notwithstanding anything to the contrary herein, the Seller shall have no liability for any indirect, consequential or punitive damages.

Section 9.2    Assignment of Indemnities.

The Seller acknowledges that, pursuant to the Loan and Servicing Agreement, the Purchaser assigns its rights of indemnity hereunder as collateral security to the Collateral Agent, on behalf of the Secured Parties. Upon the permitted exercise of remedies pursuant to the relevant security documentation governing the collateral assignment, (a) the Collateral Agent, on behalf of the Secured Parties, shall have all rights of the Purchaser hereunder and may in turn assign such rights, (b) the obligations of the Seller under this Article IX shall inure to the Collateral Agent, on behalf of the Secured Parties, and (c) the Collateral Agent, on behalf of the Secured Parties, may enforce directly, without joinder of the Purchaser, the indemnities set forth in this Article IX.

ARTICLE X.

MISCELLANEOUS

Section 10.1    Liability of the Seller.  The Seller shall be liable in accordance herewith only to the extent of the obligations in this Agreement specifically undertaken by the Seller and with respect to its representations and warranties expressly set forth hereunder. Notwithstanding anything herein to the contrary, each party hereto acknowledges that the Seller does not, pursuant to this Agreement, guarantee the payment obligations of the Purchaser.

Section 10.2    Limitation on Liability.  Except with respect to any claim arising solely out of the willful misconduct or gross negligence of the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Administrative Agent or any other Secured Party, no claim may be made by the Seller against the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Administrative Agent or any other Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.3    Amendments; Limited Agency.    Except as provided in this Section 10.3, no amendment, waiver or other modification of any provision of this Agreement shall be effective unless signed by the Purchaser and the Seller and consented to in writing by the Administrative Agent, the Collateral Agent and the Required Lenders. The Purchaser shall provide not less than five (5) Business Days’ prior written notice of any such amendment to the Administrative Agent, the Collateral Agent, each Lender and each Lender Agent.

Section 10.4    Waivers; Cumulative Remedies.  No failure or delay on the part of the Purchaser (or any assignee thereof) or the Seller, in exercising any power, right, privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or future exercise thereof or the exercise of any other power, right, privilege or remedy. The powers, rights, privileges and remedies herein provided are cumulative and not exhaustive of any powers, rights, privileges and remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which it is given.

Section 10.5   Notices.    All demands, notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail in portable document format (.pdf)) and faxed, e-mailed or delivered, to each party hereto, at its address set forth on Annex A to the Loan and Servicing Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 10.6   Merger and Integration.  Except as specifically stated otherwise herein, this Agreement, the Loan and Servicing Agreement and the other Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement, the Loan and Servicing Agreement and the Transaction Documents. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 10.7   Severability of Provisions.  If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 10.8   GOVERNING LAW; JURY WAIVER.   THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 10.9   Consent to Jurisdiction; Service of Process.

(a)      Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)      Each of the Seller and the Purchaser agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Seller or the Purchaser, as applicable, at its address specified in Section 10.5. Nothing in this Section 10.9 shall affect the right of the Seller or the Purchaser to serve legal process in any other manner permitted by law.

Section 10.10  Costs, Expenses and Taxes.

(a)      In addition to the rights of indemnification granted to the Purchaser and its Affiliates and officers, directors, employees and agents thereof under Article IX hereof, the Seller agrees to pay on demand all out-of-pocket costs and expenses of the Purchaser or its assignees incurred in connection with the preparation, execution, delivery, enforcement, administration (including periodic auditing), renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the fees and out–of–pocket expenses of counsel with respect thereto and with respect to advising the Purchaser or its assignees as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Purchaser or its assignees in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

(b)      The Seller shall pay on demand any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.

(c)      The Seller shall pay on demand all other out-of-pocket costs, expenses and Taxes (excluding Taxes imposed on or measured by net income) incurred by the Purchaser or its assignees in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder, including, without limitation, all costs and expenses incurred by the Purchaser or its assignees in connection with periodic audits of the Seller’s books and records.

Section 10.11  Counterparts.  For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12  Bankruptcy Non-Petition and Limited Recourse; Claims.    The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any Bankruptcy Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date. The Seller hereby acknowledges that (i) the Purchaser has no assets other than the Sale Portfolio, (ii) the Purchaser shall, immediately upon Purchase hereunder, grant a security interest in the Sale Portfolio to the Collateral Agent, on behalf of the Secured Parties, pursuant to the Loan and Servicing Agreement, and (iii) Available Collections generated by the Sale Portfolio will be applied to payment of the Purchaser’s obligations under the Loan and Servicing Agreement. In addition, the Seller shall have no recourse for any amounts payable or any other obligations arising under this Agreement against any officer, member, director, employee, partner, Affiliate or security holder of the Purchaser or any of its successors or assigns.

Section 10.13  Binding Effect; Assignability.

(a)      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)      Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Purchaser or the Seller except as permitted by this Section 10.13 or the Loan and Servicing Agreement. Simultaneously with the execution and delivery of this Agreement, the Purchaser will assign all of its right, title and interest in this Agreement to the Collateral Agent, for the benefit of the Secured Parties, to which assignment the Seller hereby expressly consents. Upon assignment, the Seller agrees to perform its obligations hereunder for the benefit of the Collateral Agent, for the benefit of the Secured Parties, under the Loan and Servicing Agreement and the Collateral Agent, in such capacity, shall be a third party beneficiary hereof. Upon such assignment, the Collateral Agent, for the benefit of the Secured Parties, under the Loan and Servicing Agreement may enforce the provisions of this Agreement, exercise the rights of the Purchaser and enforce the obligations of the Seller hereunder without joinder of the Purchaser.

(c)      The Seller hereby acknowledges that the Administrative Agent is the beneficiary of a collateral assignment of this Agreement pursuant to Section 2.11 of the Loan and Servicing Agreement and the Administrative Agent and each other Indemnified Party shall be express third party beneficiaries of the Purchaser’s rights hereunder, including but not limited to the Purchaser’s right to indemnification set forth in Section 9.1, subject, in each case, to each of the limitations, restrictions and conditions set forth in Section 2.11 of the Loan and Servicing Agreement with respect to the collateral assignment of this Agreement; provided that, such collateral assignment and such third party beneficiary rights shall automatically terminate upon the irrevocable payment in full of the Obligations (other than contingent indemnity obligations as to which no claim has been made) and the termination of the Commitments in full.

Section 10.14  Waiver of Setoff.

(a)      The Seller’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Purchaser, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian, the other Secured Parties or any assignee of such Persons, all of which rights are hereby waived by the Seller.

(b)      The Purchaser shall have the right to set–off against the Seller any amounts to which the Seller may be entitled hereunder and to apply such amounts to any claims the Purchaser may have against the Seller from time to time under this Agreement. Upon any such set–off, the Purchaser shall give notice of the amount thereof and the reasons therefor to the Seller.

Section 10.15  Headings and Exhibits.  The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 10.16  Rights of Inspection.   The Purchaser, the Administrative Agent, each Lender Agent and their respective representatives and assigns may conduct at any reasonable time, with reasonable notice, and from time to time, and the Seller will fully cooperate with, a reasonable number of field examinations and audits of the inventory, the Loans and business affairs of the Seller each calendar year; provided that, prior to the occurrence of a Seller Termination Event or event that upon the passage of time would constitute a Seller Termination Event, the Seller shall be obligated to pay for only two (2) such audits per annum. The Purchaser and its representatives and successors and assigns acknowledge that in exercising the rights and privileges conferred in this Section 10.16, it or its representatives or assigns may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Seller has a proprietary interest. The Purchaser and its representatives and successors and assigns each agree that (i) it shall retain in strict confidence and shall use its reasonable efforts to ensure that its representatives retain in strict confidence and will not disclose without the prior written consent of the Seller any or all of such information, practices, books, correspondence and records furnished to them and (ii) that it will not, and will use its reasonable efforts to ensure that its representatives and assigns will not, make any use whatsoever (other than for the purposes contemplated by this Agreement) of any of such information, practices, books, correspondence and records without the prior written consent of the Seller, unless such information is generally available to the public or is required by law to be disclosed.

Section 10.17  Subordination.  After giving effect to any payment relating to any indebtedness, obligation or claim the Seller may from time to time hold or otherwise have against the Purchaser or any assets or properties of the Purchaser, whether arising hereunder or otherwise existing, the Borrowing Base at such time must exceed the Obligations owed by the Purchaser to the Secured Parties under the Loan and Servicing Agreement. The Seller hereby agrees that at any time during which the condition set forth in the preceding sentence shall not be satisfied, the Seller shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of the Purchaser owing to each Lender, each Lender Agent, the Collateral Agent, the Collateral Custodian, the Administrative Agent or any other Secured Party under the Loan and Servicing Agreement.

Section 10.18  Confidentiality.  Each of the parties hereto hereby agrees with the confidentiality provisions set forth in Sections 12.13 and 12.14 of the Loan and Servicing Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

WISSAHICKON CREEK LLC, as the Purchaser

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

FS INVESTMENT CORPORATION II, as the Seller

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

SCHEDULE I

SALE PORTFOLIO LIST